Glyko Biomedical Ltd.

                              First Quarter Report
                                 March 31, 1999



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To our stockholders:

Since Glyko Biomedical Ltd.'s equity position in BioMarin Pharmaceutical Inc represents the principal asset of the Company, we submit the following report on major drug development programs in BioMarin for your review:

BioMarin completed what it believes is a successful pivotal clinical trial of (alpha)-L-iduronidase (BM101), as an enzyme replacement treatment for mucopolysaccharidosis-I disease called MPS-I. On behalf of the BioMarin-Genzyme joint venture, BioMarin intends to complete and file a Biological License Application (BLA) with the U.S. Food and Drug Administration (FDA) in the second half of 1999. BioMarin believes that trial results are sufficient for approval of the BLA. BioMarin has begun a development effort for the treatment of MPS-VI, known as Maroteaux-Lamy syndrome, a genetic disorder caused by a deficiency of the enzyme N-acetylgalactosamine 4-sulfatase. Preclinical studies are being conducted on cats with feline MPS-VI. BioMarin believes that these studies will provide a sufficient basis with respect to the safety, efficacy and appropriate dosage to support an Investigational New Drug (IND) application to initiate human clinical trials. BioMarin intends to file an IND for this enzyme in the fourth quarter of 1999. BioMarin also intends to develop additional enzyme replacement therapies, like those already described, for other genetic diseases.

BM201 and BM202 are enzyme therapies for debridement of full thickness (third degree) burns. Burn studies in mice and pigs have been done without significant signs of topical or systemic toxicity. These enzymes significantly reduced the total time in which grafts were successfully made and wounds closed when compared to controls and to selected topical enzymatic products. The total time required for the debridement and graft take compared favorably to that obtained using standard surgical debridement techniques. BioMarin hopes to begin human trials in 1999.

BM301 and BM302 are recombinant forms of two naturally occurring enzymes, to treat aspergillosis, a serious fungal infection especially for immune-compromised patients. In preclinical studies on mice conducted at Boston University Medical Center, BM301 and BM302 effectively treated aspergillosis. No toxicity or other adverse side effects were observed in these animal studies. BioMarin intends to apply for FDA orphan drug designation for these anti-fungal enzymes and hopes to begin human studies after additional toxicology and efficacy studies.

This report contains forward-looking statements including, but not limited to, the prospects for the expected timing of filing of a BLA and INDs and the expected sufficiency of BM101 clinical data to support a possible BLA approval by the FDA. Actual results may differ materially from those discussed in the forward-looking statements as a result of future business and technology developments, the progress of the BioMarin-Genzyme joint venture in developing its BLA, and decisions made by regulatory agencies.



/s/John C. Klock, M.D.
John C. Klock, M.D.
President, Chief Executive Officer
and Chief Financial Officer
May 14, 1999


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                                   GLYKO BIOMEDICAL LTD.
                                 CONDENSED BALANCE SHEETS
                                     (In U.S. dollars)

                                                          March 31,          December 31,
                                                            1999                 1998
                                                       ----------------     ----------------
Assets                                                   (Unaudited)
    Cash                                                   $ 4,773,081         $  2,567,824
    Other current assets                                        20,700              109,710
    Investment in BioMarin Pharmaceutical Inc.              12,740,908           14,578,497
    Non-current assets                                         712,261              712,261
                                                       ----------------     ----------------
      Total assets                                        $ 18,246,950         $ 17,968,292
                                                       ================     ================

Liabilities and Stockholders' Equity
    Total current liabilities                               $  370,704           $  411,109
    Non-current liabilities                                      -                    -
                                                       ----------------     ----------------
      Total liabilities                                        370,704              411,109
Stockholders' equity
    Common stock,  no par value,  unlimited
     shares  authorized,  31,453,374 and
     28,020,234 shares issued and outstanding
     at March 31, 1999
     and December 31, 1998, respectively                    20,527,515           17,963,167
    Common stock warrants                                      165,261              547,285
    Accumulated deficit                                     (2,816,530)            (953,269)
                                                       ----------------     ----------------
Total stockholders' equity                                  17,876,246           17,557,183
                                                       ----------------     ----------------
Total liabilities and stockholders' equity                $ 18,246,950         $ 17,968,292
                                                       ================     ================





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                               GLYKO BIOMEDICAL LTD.
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Unaudited, in U.S. dollars)


                                                      Three months ended
                                                           March 31,
                                          -------------------------------------------
                                                 1999                   1998
                                          -------------------   ---------------------
Revenues:
     Sales of products and services             $          -           $     306,559
     Other revenues                                        -                  99,135
                                          -------------------   ---------------------
         Net revenues                                      -                 405,694

Expenses:
     Cost of products and services                         -                  88,513
     Research and development                              -                 163,685
     Selling, general and
       administrative                                 66,914                 184,074
                                          -------------------   ---------------------
         Total costs and expenses                     66,914                 436,272
                                          -------------------   ---------------------
Income (loss) from operations                        (66,914)                (30,578)
Equity in loss of BioMarin
     Pharmaceutical Inc.                          (1,837,588)               (544,538)
Interest income                                       41,241                   5,800
                                          -------------------   ---------------------
Net loss                                        $ (1,863,261)          $    (569,316)
                                          ===================   =====================

Earnings per share - basic and
     fully-diluted                              $      (0.06)          $       (0.03)
                                          ===================   =====================

Weighted average number of
     shares                                       29,460,589              21,880,055
                                          ===================   =====================




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                                   GLYKO BIOMEDICAL LTD.
                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited, in U.S. dollars)

                                                                Three months ended
                                                                     March 31,
                                                       --------------------------------------
                                                             1999                 1998
                                                       -----------------    -----------------
Net loss                                                  $ (1,863,261)         $  (569,316)
    Adjustments to reconcile net loss to net cash
      used in operating activities:                          1,844,260              492,703
                                                       -----------------    -----------------
      Net cash used in operating activities                    (19,001)             (76,613)
      Net cash used in investing activities                          -              (3,659)
      Net cash provided by financing activities              2,224,258              311,118
                                                       -----------------    -----------------
Net increase in cash                                         2,205,257              230,846
Cash and cash equivalents, beginning of period               2,567,824              528,280
                                                       -----------------    -----------------
Cash and cash equivalents, end of period                  $  4,773,081          $   759,126
                                                       =================    =================





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Note to Condensed Consolidated Financial Statements


1.     Basis of Presentation

       The accompanying condensed consolidated financial statements and related footnote have been prepared in conformity with Canadian generally accepted accounting principles using U.S. dollars. The information at March 31, 1999 and for the three month periods ended March 31, 1999 and 1998, is unaudited, but includes all adjustments (consisting only of normal recurring entries) which the Company's management believes to be necessary for the fair presentation of the financial position and the results of operations for the periods presented. As of December 31, 1997, the Company began recording its pro rata share of its 41 percent owned affiliate, BioMarin Pharmaceutical Inc., utilizing the equity method of accounting. Interim results are not necessarily indicative of results for a full year. The accompanying financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1998.


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Stockholder Information


Transfer Agent:

If you have questions about your stock certificates, or if you need to change your stock registration, please write to:

     Montreal Trust Company of Canada
     151 Front Street West, 8th Floor
     Toronto, Canada M5J-2N1
     Attention: Shareholder Services


Additional Information:

If you would like to receive a copy of the Company's 1998 Annual Report, be added to our mailing list or receive other information, please direct your request to:

     Glyko Biomedical Ltd.
     371 Bel Marin Keys Blvd., Suite 210
     Novato, California 94949

     tel:         (415) 884-6799
     fax:         (415) 382-7427
     e-mail:      thelab@glyko.com
     website:     http://www.glyko.com

Stock Listings:

Glyko Biomedical Ltd. common stock is traded on The Toronto Stock Exchange under the TSE symbol GBL, on the Berlin Exchange under BVD - Berlin:GLY.